AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON December 21, 2005
REGISTRATION NO. 333-118956

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN STAR RESOURCES LTD.
(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	98-0101955 (I.R.S. Employer Identification No.)
10901 West Toller Drive, Suite 300
Littleton, Colorado, 80127-4247
(303) 830-9000
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Allan J. Marter, Chief Financial Officer
Golden Star Resources Ltd.
10901 West Toller Drive, Suite 300
Littleton, Colorado, 80127-4247
(303) 830-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To
Deborah J. Friedman
Michelle H. Shepston
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☑       333-118956
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

EXPLANATORY NOTE
SIGNATURES
EXHIBIT INDEX
Consent of KPMG

EXPLANATORY NOTE
     We are filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) of the Securities Act of 1933 for the sole purpose of filing certain exhibits to Registration Statement No. 333-118956, and accordingly, it shall become effective immediately upon filing with the Securities and Exchange Commission.

Item 16.	Exhibits.

23.1	Consent of KPMG

24	Power of Attorney*

*	Filed previously

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-118956 to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Colorado, on December 21, 2005.

GOLDEN STAR RESOURCES LTD.
By:	/s/ Allan J. Marter
Allan J. Marter
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-118956 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ian MacGregor	Chairman of the Board of Directors	December 21, 2005
* Peter J. Bradford	President, Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2005
* David K. Fagin	Director	December 21, 2005
* David Bumstead	Director	December 21, 2005
* Michael Martineau	Director	December 21, 2005
* Jim Askew	Director	December 21, 2005
/s/ Allan J. Marter Allan J. Marter	Chief Financial Officer (Principal Financial and Accounting Officer)	December 21, 2005

* By:	/s/ Allan J. Marter
Allan J. Marter
Attorney - in - Fact

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of KPMG

24	Power of Attorney*

*	Filed previously